EXHIBIT 10.2

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”), dated to be effective as of July 21, 2015, is entered into between Black Ridge Oil & Gas Inc., a Nevada corporation (“Black Ridge”), and Merced Black Ridge, LLC, a Delaware limited liability company (the “Owner”).

RECITALS

A.          The Owner engages in the acquisition, ownership and disposition of minority, non-operator interests in parcels of land intended for oil or gas well drilling or containing oil or gas well drilling operations in the Williston Basin (the “Projects”); and

B.          The Owner desires to engage Black Ridge to act as the manager to provide sourcing, evaluation, and day-to-day management services of the Projects on the Owner’s behalf.

In consideration of the premises and the mutual agreements hereinafter set forth, the Owner and Black Ridge agree as provided herein:

ARTICLE I
DEFINITIONS

1.1          General Interpretive Principles. Except as otherwise expressly provided in this Agreement or unless the context otherwise requires, (i) the terms defined in this Article will have the meanings assigned to them in this Article and will include the plural as well as the singular, (ii) the use of any gender in this Agreement will be deemed to include the other gender and (iii) the word “including” means “including, but not limited to.”

1.2          Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under Common Control of such other Person.

“Bad Act” is defined in Section 7.2.1.

“Black Ridge” is defined in the Preamble.

“Confidential Information” is defined in Section 9.1.1.

“Control” (including the correlative terms “Controlling”, “Controlled by” and “under Common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Without limiting the effect of the preceding sentence, control will be deemed to exist (but will not be limited to) when a Person possesses, directly or indirectly, through one or more intermediaries (i) in the case of a corporation, 50 percent or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50 percent or more of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other Person, 50 percent or more of the economic or beneficial interest therein.

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“Direct Expenses” means all third-party costs incurred by Black Ridge that are directly attributable to providing the Management Services pursuant to this Agreement.

“Disclosing Party” is defined in Section 9.1.1.

“LOE” means lease operating expenses charged by operators of Projects to Owner.

“Management Services” is defined in Section 2.1.

“Operating Account” means a separate bank account established with a financial institution in the name of, and owned by, the Owner, for which the Owner will provide the requisite funds pursuant to a budget agreed upon by the Owner and Black Ridge.

“Owner” is defined in the Preamble.

“Owner Operating Agreement” is defined in Section 7.3.1.

“Project” is defined in the Recitals.

“Receiving Party” is defined in Section 9.1.1.

“Revenue Account” is defined in Section 2.1.4.

ARTICLE II
MANAGEMENT SERVICES

2.1	Services to be Provided. The Owner hereby retains Black Ridge to perform the following services (the “Management Services”):
2.1.1.	Locate, investigate and analyze potential Project acquisition opportunities for the Owner, and, on approval of the Owner, negotiate the acquisition of Projects from well operators or other third parties.
2.1.2.	Coordinate the closing and funding of Project acquisitions and, following the making of such acquisitions, oversee the management and operation of the Projects, and keep the Owner informed of the progress thereof.
2.1.3.	Upon receipt of any notice regarding an Authorization for Expenditure (“AFE”) for a Project, review the AFE and all supporting documentation, provide Owner with a timely recommendation as to whether Owner should participate in such AFE and coordinate Owner’s response to such AFE. Coordinate payments from Owner’s Operating Account for AFE, Direct Expenses and LOE.
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2.1.4.	Upon receipt of any payments with respect to the Projects, promptly deposit such payments into a bank account (the “Revenue Account”) established with a financial institution in the name of, and owned by, the Owner.
2.1.5.	Maintain books of account with respect to all Projects, and provide such reports and financial information with respect to such Projects as are reasonably requested by the Owner.
2.1.6.	Perform such other functions related to the matters set forth above as may be authorized by the Owner from time to time, consistent with the provisions of the Owner Operating Agreement.
2.1.7.	Coordinate procurement of well control coverage insurance and such other insurance as from time to time approved by the Owner for the Projects.
2.2	Standard of Care. In performing its duties and obligations under this Agreement, Black Ridge will act in a commercially reasonable manner and comply in all material respects with all applicable federal, state, and local laws and regulations, and will exercise that degree of skill and care consistent with the degree of skill and care customarily exercised in the industry with respect to assets similar to the Projects, and that is consistent with prudent industry standards.
2.3	Licensing. In performing its duties and obligations hereunder, Black Ridge will maintain all state and federal licenses, permits and regulatory approvals necessary and appropriate for it to perform its responsibilities hereunder, and will not impair the rights of the Owner in the Projects.
2.4	Reporting.
2.4.1.	On or before the fifteenth (15th) day of each month, Black Ridge will provide the Owner the following detailed monthly reports for the preceding month:

(i)	Cash reconciliation, including reconciliation of the Operating Account and Revenue Account and substantiation of Servicing Fees payable pursuant to Section 3.1;

(ii)	Direct Expenses, AFE and LOE report setting forth, on a line-item basis for each Project, the Direct Expenses, AFE and LOE incurred during the prior month.

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2.4.2.	Black Ridge shall allocate Direct Expenses incurred related to multiple Projects on a reasonable allocation basis and report such method of allocation to the Owner.
2.4.3.	Black Ridge will maintain on Dropbox (or a similar virtual data site), and make available to the Owner at all times through the life of each Project, all documentation and information received or created by Black Ridge with respect to each Project including AFE history and communications. Upon termination of this Agreement, Black Ridge will transfer to Owner all information maintained on Dropbox (or a similar virtual data site) related to the Projects.
2.4.4.	Black Ridge will provide (i) within forty-five (45) days after the end of each interim quarterly accounting period of Black Ridge, unaudited financial statements of Black Ridge for such period; and (ii) within ninety (90) days after the end of each fiscal year of Black Ridge, audited financial statements of Black Ridge for such fiscal year. To the extent Black Ridge makes such financial statements publicly available on EDGAR, the timely filing of such statements will be deemed to satisfy the requirements of this paragraph.
2.4.5.	Black Ridge will provide additional reporting and information as reasonably requested by the Owner.
2.4.6.	Black Ridge will promptly respond to all inquiries from the Owner.
2.5	Regulatory and Tax Matters.
2.5.1.	Black Ridge will cause the Owner to execute and file punctually all forms and reports regarding the ownership and operation of the Projects that are required by law or regulation.
2.5.2.	Black Ridge will provide year-end tax statements as may be required by state and federal laws, including Forms 1098 and 1099. Any third party expenses related to such tax statements will be paid by the Owner.
2.5.3.	Black Ridge will coordinate filings and cause the Owner to pay real or personal property taxes to the extent necessary to protect the Projects.
2.6	* * *

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* * * Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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ARTICLE III
MANAGEMENT FEES AND EXPENSES

3.1	Management Fees. Subject to Section 7.4, as compensation for the full performance of its obligations hereunder, Black Ridge will be paid the fees in the amounts and at the times set forth on Schedule 3.1 hereto (the “Servicing Fees”), as such schedule may be amended from time to time by written agreement of the parties.
3.2	Expenses.
3.2.1.	Black Ridge may request that the Owner pay all Direct Expenses from the Operating Account to the extent reflected in a budget agreed upon by the Owner and Black Ridge for each Project or as otherwise set forth in this Agreement. Black Ridge may request that the Owner pay all AFE and LOE for each Project from the Operating Account once the Owner has agreed to participate in an AFE for a Project. Black Ridge will (i) collect invoices from operators and third parties, (ii) review such invoices for accuracy and completeness, (iii) request that the Owner process and pay such invoices according to generally accepted accounting principles and such other controls agreed upon by Black Ridge and the Owner, and (iv) report such Direct Expenses, AFE and LOE to the Owner through monthly reports.
3.2.2.	Any authorized fees and Direct Expenses advanced by Black Ridge and not paid from the applicable Operating Account will be billed monthly by Black Ridge to the Owner. Black Ridge will provide the Owner with invoices and other information reasonably satisfactory to the Owner to substantiate the amount of Direct Expenses that Black Ridge has incurred.
3.2.3.	All Direct Expenses, AFE and LOE will be paid without mark-up.
3.2.4.	All costs and obligations that Black Ridge incurs that are related to its overhead or the compensation of its employees will be the sole responsibility of Black Ridge.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Owner and Black Ridge. The Owner and Black Ridge each make the following representations and warranties to each other as of the date of this Agreement and each is entitled to rely on such representations and warranties. The representations and warranties set forth in this Article IV are continuous and will survive the termination or expiration of this Agreement, unless otherwise agreed to in writing by the parties.
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4.1.1.	It is now and will continue at all times to be duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and has the power to own its assets and to transact the business in which it is currently engaged. It is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which it is required by law and the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure to be so qualified would have a material adverse effect on its business, properties, assets or condition (financial or otherwise).
4.1.2.	It has the power and authority to make, execute, deliver, and perform its responsibilities and obligations under this Agreement and all of the transactions contemplated under this Agreement.
4.1.3.	It is not required to obtain the prior consent of any agency in connection with the execution, delivery, or performance of this Agreement.
4.1.4.	The execution, delivery and performance of this Agreement will not violate any provision of any existing law or regulation or any order or decree of any court that would have a material adverse effect on its business, properties, assets or condition (financial or otherwise) or the certificate of incorporation or bylaws (or similar documents such as partnership or operating agreement, if applicable) of the entity, or constitute a material breach of any deed to secure debt, mortgage, indenture, contract or other agreement to which it is a party or by which it may be bound.
4.1.5.	The execution and delivery of this Agreement by it, and the performance by it of its obligations hereunder, have been duly authorized by all necessary company actions. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).
4.1.6.	There is no litigation or administrative proceeding of or before any court, tribunal, or governmental body that is currently pending, or, to its knowledge, threatened against it or any of its properties or with respect to this Agreement, which, if adversely determined, would reasonably be expected to adversely affect the transactions contemplated by this Agreement.
4.2	Representations and Warranties of Black Ridge. Black Ridge makes the following representations and warranties to the Owner as of the date of this Agreement and the Owner is entitled to rely on such representations and warranties. The representations and warranties set forth in this Article IV are continuous and will survive the termination or expiration of this Agreement, unless otherwise agreed to in writing by the parties.
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4.2.1.	It is duly registered and licensed and will continue to be registered and licensed as required by the law of each state in which the Projects are located, or in which its actions or status may otherwise require. In addition, it is in possession of all licenses, approvals, or authorizations from, or registration or declaration with, any governmental authority, bureau or agency necessary to perform its responsibilities and obligations under this Agreement. This representation and warranty is subject to the terms contained in Section 2.2 of this Agreement.
4.2.2.	It is not subject to any obligation to any third party that will prevent it from submitting any opportunity to the Owner to acquire one or more Projects pursuant to the terms of Section 2.6.

ARTICLE V
INSPECTION AND AUDIT

The Owner reserves the right, at any time during normal business hours and upon not less than three days’ prior notice where practicable, at the Owner’s expense, to inspect and audit any and all books, ledgers, files and records maintained by Black Ridge in connection with the performance of its obligations under this Agreement. Black Ridge will make available for review and inspection by the Owner copies of all books, ledgers, files and records that pertain to a particular Project or that will enable the Owner to determine the status of each Project promptly upon request by the Owner. Such documents will be maintained by Black Ridge in accordance with generally accepted accounting principles, consistently applied. To the extent practicable, Black Ridge will make the books of account and other records available to the Owner electronically.

ARTICLE VI
INSURANCE

Upon request of the Owner, Black Ridge will submit to Owner quotes for the premiums of (i) an errors and omissions policy of insurance and/or (ii) employee fidelity insurance coverage, from such insurers and in such amounts as approved by the Owner in its sole discretion. At the election of Owner in its sole discretion, Black Ridge shall obtain (i) an errors and omissions policy of insurance and/or (ii) employee fidelity insurance coverage consistent with such premium quotes and the costs for such insurance shall be considered a Direct Expense. If such insurance is obtained upon the request of the Owner, Black Ridge will cause to be delivered to the Owner a certificate of insurance for such bond and insurance policies naming the Owner as an additional insured party to the extent of the Projects managed by Black Ridge and a statement from the surety and the insurer that such bond and insurance policies shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Owner.

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ARTICLE VII
TERMINATION; REMOVAL

7.1	Termination for Convenience. Either party to this Agreement may terminate this Agreement by providing the other party with 90 days’ advance written notice.
7.2	Termination for Cause.
7.2.1.	Either party may terminate this Agreement immediately due to any of the following actions by or events regarding the other party: (i) filing a voluntary petition in bankruptcy; (ii) being adjudicated bankrupt or insolvent; (iii) filing a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state (hereinafter, a “reorganization”); (iv) entry by a court of competent jurisdiction of an order, judgment or decree approving a petition seeking a reorganization, to which the other party consents or acquiesces (as hereinafter defined) or such order, judgment or decree remains unvacated or unstayed for an aggregate period of 60 days from the date of entry thereof; (v) seeking, consenting to or acquiescing in the appointment of a trustee, receiver, conservator or liquidator of or for all or any substantial part of its assets; or (vi) entry by a court of competent jurisdiction of an order, judgment or decree finding that the other party or its Affiliates (or an admission that such party or Affiliate) engaged in gross negligence, willful misconduct, fraud, bad faith or any criminal activity in connection with the subject matter of this Agreement (each of the matters listed in this clause (vi), a “Bad Act”). As used herein, “acquiesces” or “acquiescing” includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for the appointment of a trustee, receiver, conservator or liquidator within the time specified by law.
7.2.2.	In addition, the Owner may terminate this Agreement (i) immediately upon written notice to Black Ridge if Black Ridge liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business within the ordinary course, or sells all or substantially all of its assets; (ii) immediately upon written notice to Black Ridge if any representation, warranty or statement of Black Ridge made in this Agreement, or in any written certificate or report delivered by Black Ridge to the Owner in the course of providing the Management Services, (A) proves to be incorrect in any material respect as of the date made and (B) with respect to a representation, warranty or statement in a written certificate or report delivered by Black Ridge, the Owner reasonably relies to its material detriment upon such representation, warranty or statement; or (iii) within 30 days of written notice to Black Ridge of Black Ridge’s failure to perform any of its Management Services or fulfill any covenant hereunder in the manner or within the time required under this Agreement, which failure remains uncured after such 30-day period.
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7.3	Effect of Termination.
7.3.1.	Payment of Servicing Fees. Black Ridge will be entitled to * * *. With respect to the “Management Participation Interest” (as such term is defined in the Limited Liability Company Agreement of the Owner (the “Owner Operating Agreement”)) of Black Ridge, the effect of any termination of this Agreement on such Management Participation Interest will be as set forth in the Owner Operating Agreement.
7.3.2.	Termination for any reason will not release either party from any liability or obligation that has already accrued as of the effective date of such termination, or that expressly survives termination of this Agreement, and will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims that a party may have under this Agreement or that may arise out of or in connection with such termination.
7.4	Appointment of Replacement Manager. Upon the occurrence of any event described in Section 7.2.2, the Owner may elect, in its sole discretion and without prejudice to Owner’s right to terminate this Agreement as a result of such event or otherwise, to continue this Agreement and appoint one or more replacement managers to manage the Projects and provide the Management Services hereunder. Selection of any such replacement manager, and the terms and conditions or such replacement manager’s appointment, will be in Owner’s sole discretion and, provided that the replacement manager is a third party and not an Affiliate of the Owner, the Owner will be entitled to offset any fees paid to the replacement manager against any Servicing Fees payable to Black Ridge hereunder.
7.5	Transition. Upon termination of this Agreement or appointment of a replacement manager, the Owner and Black Ridge will cooperate fully in connection with the transfer of servicing responsibilities.
7.6	Survival. The provisions of Article I (Definitions), Article IV (Representations and Warranties), Article V (Inspection and Audit), Article VII (Termination and Removal), Article VIII (Indemnification) and Sections 2.4.2 (Virtual Access to Records), 9.1 (Confidentiality), 9.2 (Dispute Resolution; Venue), 9.3 (Governing Law), 9.5 (Entire Agreement; Severability), 9.10 (No Waiver) and 9.11 (Notices) will survive any termination of this Agreement.

ARTICLE VIII
INDEMNIFICATION

8.1	Indemnification by Black Ridge. Black Ridge will indemnify and defend the Owner, its directors, officers, employees, managers, equity holders, and agents and hold them harmless from and against any liability, damage, penalty, fee, cost, expense or obligation (including reasonable attorneys’ fees and disbursements) arising from any breach of this Agreement by Black Ridge or from any other action or omission by Black Ridge in the performance of its duties hereunder, if such action or omission constitutes gross negligence, recklessness or misconduct on the part of Black Ridge.
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8.2	Indemnification by the Owner. The Owner will indemnify and defend Black Ridge, its directors, officers, employees and agents and hold them harmless from and against any liability, damage, penalty, fee, cost, expense or obligation (including reasonable attorneys’ fees and disbursements) arising from any breach of this Agreement by the Owner or from any other action or omission by the Owner in the performance of its duties hereunder, if such action or omission constitutes gross negligence, recklessness or misconduct on the part of the Owner.
8.3	Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither party will have any liability to the other party for any special, consequential or punitive damages.
8.4	Third Party Claims. Black Ridge will immediately notify the Owner if a claim is made by a third party with respect to (i) this Agreement, (ii) any matter arising from the Management Services, or (iii) any Project that is the subject of this Agreement. Black Ridge will propose counsel to defend any such claim and the Owner will have the right to approve such counsel or direct Black Ridge to retain counsel of the Owner’s choosing. The Owner will pay all expenses in connection with the defense of such claim, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered in respect of such claim, except when the claim results from Black Ridge’s negligence, misconduct or recklessness.

ARTICLE IX
MISCELLANEOUS

9.1	Confidentiality.
9.1.1.	Black Ridge covenants and agrees that it will not at any time during the term of this Agreement, or for a period of two (2) years thereafter, directly or indirectly use, sell or otherwise disclose Confidential Information (as defined below) of the other party except in connection with the Management Services and the Projects. For purposes of this Agreement, “Confidential Information” means all nonpublic or proprietary information disclosed by the Company to Black Ridge or its Affiliates, other than information that Black Ridge can demonstrate (i) is presently a matter of public knowledge, (ii) is or becomes available on a non-confidential basis from a source that is not known to be prohibited from disclosing such information or (iii) was legally in the possession of the parties bound by this provision without obligation of confidentiality prior to disclosure by the Owner or its Managing Member. The Confidential Information will be maintained in confidence by Black Ridge using the same degree of care with which Black Ridge employs with respect to its own confidential information, but in no event maintained with less than a reasonable standard of care. In the event that Black Ridge is requested or required by legal or regulatory authority to disclose any Confidential Information, Black Ridge will promptly notify the Owner of such request or requirement prior to disclosure so that the Owner may seek an appropriate protective order or waive compliance with the terms of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Owner, Black Ridge or any of its Affiliates is nonetheless, under the advice of counsel, legally required to disclose Confidential Information, Black Ridge may, without liability hereunder, disclose only that portion of the Confidential Information that Black Ridge’s counsel advises is legally required to be disclosed.
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9.1.2.	Black Ridge agrees that upon termination of this Agreement, it will immediately return to the Owner all documents and materials constituting or containing Confidential Information of the Owner, and Black Ridge will not take or retain any records reflecting Confidential Information of the Owner, or copies thereof, whether or not originated by Black Ridge. Notwithstanding the foregoing, Black Ridge may retain copies of the Owner’s Confidential Information in accordance with policies and procedures of Black Ridge solely in order to comply with law, regulation or archival purposes; provided, however, that any Confidential Information so retained will continue to be Confidential Information pursuant to the terms of this Agreement and Black Ridge will continue to be bound by the terms of this Agreement with respect to such Confidential Information.
9.1.3.	Black Ridge agrees that it would be difficult or impossible to measure the damage to the Owner from any breach by it of the covenants set forth in this Section 9.1, and that damages to the Owner for any such injury would therefore be an inadequate remedy for any such breach. Accordingly, Black Ridge agrees that if it breaches any term of this Section 9.1, the Owner will be entitled, in addition to and without limitation upon all other remedies it may have, to obtain injunctive or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Owner.
9.1.4.	Black Ridge, on behalf of itself and its respective Affiliates, hereby waives the right to seek any equitable relief in connection with a breach by the Owner of its obligations hereunder or otherwise in connection with the Management Services, including, without limitation, any rights of rescission and the right to seek injunctive relief, it being acknowledged by Black Ridge that the right to seek actual damages shall constitute its sole and exclusive remedy for such breach, and is fully adequate to compensate Black Ridge for same.
9.1.5.	Under this Agreement, the Owner may become privy to information that is considered material inside information about Black Ridge within the meaning and intent of applicable securities laws and the rules and regulations promulgated thereunder. The Owner shall not use any of such information, and shall direct each of its Affiliates to whom such information is disclosed not to use any of such information, directly or indirectly, as a basis for any decision to buy, sell or otherwise deal in any securities in a manner prohibited by U.S. law.
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9.1.6.	Neither the Owner nor Black Ridge shall issue or publish any press release or other public communication about the formation, existence or operations of the Owner without the approval of the Owner and Black Ridge, which consent shall not be unreasonably withheld and shall be provided promptly following submission of the proposed press release or other public communication. Notwithstanding the foregoing, Black Ridge may make all required regulatory filings regarding this Agreement and the Owner Operating Agreement, without the consent of Owner; provided, that Black Ridge will use commercially reasonable efforts to provide the Owner with an opportunity to review any Owner-related disclosures contained in such filings prior to filing. The foregoing provisions shall not be deemed to prohibit Black Ridge or the Owner from disclosing summary information related to the amount of capital invested in the Owner, the performance of the Owner or general information about the performance of the Owner or its Projects to any of its investors, prospective investors or lenders. In no event may Black Ridge disclose the dollar or percentage values of the “Preferred Return” or the “Management Participation Interest” (as such terms are defined in the Owner Operating Agreement) or the compensation payable under this Agreement in any press release or other public communication and, if under the advice of counsel Black Ridge is legally required to disclose such values in a regulatory filing, Black Ridge shall use commercially reasonable efforts to seek confidential treatment thereof and shall disclose only such values that Black Ridge’s counsel advises is legally required to be disclosed.
9.2	Dispute Resolution. Any claim or dispute arising out of or in connection with this Agreement will be resolved solely though the following procedures:
9.2.1.	The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly through negotiation. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) business days after receipt of such notice, the parties are required to meet personally at a mutually acceptable time and place to attempt to resolve the dispute. Each party’s right pursuant to Section 9.1.3 to obtain equitable relief shall not be subject to this Section 9.2.1.
9.2.2.	Absent resolution pursuant to Section 9.2.1, the parties hereby submit all controversies, claims and matters of difference arising under this Agreement to any court of competent jurisdiction in Minneapolis, Minnesota.
9.2.3.	To the fullest extent permitted by law, each party unconditionally waives any objection to the laying of venue of any such action brought in any such court, and any claim that any such action has been brought in an inconvenient forum.
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9.2.4.	Each party irrevocably agrees to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this Agreement or the performance of Management Services hereunder.
9.3	Governing Law. The validity, construction and enforceability of this Agreement will be governed and constructed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of law.
9.4	Force Majeure. Notwithstanding anything in this Agreement to the contrary, Black Ridge will not be liable to the Owner, and the Owner will not be liable to Black Ridge, for any delay or failure to perform any of its obligations hereunder due to an act of God, war (whether declared or undeclared), riot, civil commotion, fire, casualty, strike, boycott, labor dispute, act of any federal, state or local authority, or for any other similar reason beyond its reasonable control.
9.5	Entire Agreement; Severability. The terms and conditions contained in this Agreement constitute the entire agreement between the parties hereto with regard to the subject matter hereof and supersede all previous agreements and understandings, whether oral or written, between the parties with respect thereto. No amendment to this Agreement is binding upon any party unless set forth in a written document which expressly refers to this Agreement and which is signed and delivered by both parties hereto. If any provision of this Agreement is held invalid, illegal or unenforceable, it will be severed if the remaining provisions of this Agreement can reasonably and fairly be given effect without affecting the legal and economic substance of the transactions contemplated by this Agreement in a manner adverse to either party. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement will be deemed to be a valid and binding agreement enforceable in accordance with its terms.
9.6	Independent Contractor. The parties are independent contractors. Nothing contained in this Agreement or done pursuant to this Agreement will cause either party to be deemed the agent, partner, or joint venturer of the other party for any purpose.
9.7	Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each counterpart constituting an original instrument, and all such separate counterparts will constitute only one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, electronic mail or other electronic transmission is effective as delivery of an original executed counterpart of this Agreement.
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9.8	Assignment. This Agreement will inure to the benefit of and be binding upon the successors and assigns of the parties hereto. Black Ridge may not assign, transfer or delegate its rights or obligations hereunder (including in each case by operation of law), in whole or in part, without the Owner’s prior written consent. The Owner may not assign, transfer or delegate its rights and obligations hereunder (including in each case by operation of law), in whole or in part, without Black Ridge’s prior written consent, provided that the Owner may assign its rights and obligations hereunder to any of its Affiliates with prior written notice to Black Ridge. Any purported assignment, transfer or delegation in violation of the foregoing will be null and void. Further, any assignment will not relieve the assigning party of its obligations of confidentiality hereunder.
9.9	Amendments. This Agreement may be amended from time to time by the further agreement of the parties hereto in a writing signed by both parties.
9.10	No Waiver. The failure by a party to exercise or any delay in exercising any right under this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. Further, a party’s waiver of any right under this Agreement shall not constitute an ongoing waiver of such right.
9.11	Notices. All notices, demands or other communications required or permitted to be given under or by reason of the provisions of this Agreement will be delivered to the appropriate parties at the respective addresses for such parties set forth below, unless another address is specified in writing by any such party and notice thereof is delivered to the other party in accordance with this Section. Such notices, demands and other communications will be in writing and will be deemed to have been given (i) when personally delivered, (ii) when mailed by certified mail, return receipt requested, (iii) when sent by electronic mail with confirmation of receipt received, or (iv) when delivered by overnight courier with executed receipt, addressed as follows:
Owner	Merced Black Ridge, LLC c/o Merced Capital, L.P. Attn: General Counsel 601 Carlson Parkway, Suite 200 Minnetonka, MN 55331 Telephone: (952) 476-7200 Email: tom.rock@mercedcapital.com
Black Ridge	Black Ridge Oil & Gas Inc. Attn: Chief Executive Officer 10275 Wayzata Boulevard, Suite 100 Minnetonka, MN 55305 Telephone: (952) 426-1821 Email: ken.decubellis@blackridgeoil.com

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BLACK RIDGE:

BLACK RIDGE OIL & GAS INC.

By: /s/ Ken DeCubellis

Name: Ken DeCubellis

Title: Chief Executive Officer

OWNER:

MERCED BLACK RIDGE, LLC

By: /s/ Thomas G. Rock

Name: Thomas G. Rock

Title: Authorized Signatory

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SCHEDULE 3.1

SERVICING FEES

Black Ridge will be paid the following fees pursuant to the terms of the Agreement:

1.	* * *.
2.	* * *.
3.	* * *.

For purposes of clarity, nothing in this Agreement shall obligate the Owner to acquire any number of Projects or to make a minimum investment in Project acquisitions.

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* * * Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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